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                                                                    EXHIBIT 99.1


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NEWS RELEASE
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[NEXTEL LOGO]

For Immediate Release



               NEXTEL ANNOUNCES AGREEMENT TO ISSUE $1.0 BILLION OF
                 CONVERTIBLE SENIOR NOTES IN A PRIVATE PLACEMENT

RESTON, Va., May 23, 2001 - Nextel Communications, Inc., today announced that it has entered into an agreement providing for the issuance in a private placement of $1.0 billion of 6% convertible senior notes due 2011. The Company has also granted the underwriters a right to purchase up to $150 million of additional convertible senior notes. These notes are convertible at the option of the holders, prior to redemption or maturity, into the Company's common stock at a conversion price of approximately $23.84 per share (subject to adjustment upon the occurrence of certain events). Nextel intends to use the net proceeds of this offering to fund network expansion, acquisition of additional spectrum, strategic investments, working capital needs, debt service requirements and/or for other general corporate purposes.

Neither the 6% convertible senior notes, nor Nextel's common stock issuable upon conversion thereof, have been registered under the Securities Act of 1933 and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful. The statements in this news release regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions.

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